                                                                  Exhibit d.(20)
                                 AMENDMENT NO. 2
                                       TO
                        INVESTMENT SUB-ADVISORY AGREEMENT

      THIS AMENDMENT NO. 2 TO INVESTMENT SUB-ADVISORY AGREEMENT (the "Amendment") is effective as of June 20, 2005, by and among THE VARIABLE ANNUITY LIFE INSURANCE COMPANY ("VALIC") and American Century Global Investment Management, Inc. (the "Sub-Adviser").

                                    RECITALS

            WHEREAS, VALIC and VALIC Company I ("VC I") (formerly North American Funds Variable Product Series I) entered into an Investment Advisory Agreement dated January 1, 2002, with respect to the Covered Funds reflected in Schedule A; and

            WHEREAS, VALIC and the Sub-Adviser are parties to that certain Investment Sub-Advisory Agreement dated August 29, 2001, and as amended on June 21, 2004 (the "Agreement"), with respect to the VC I Covered Funds with the Sub-Adviser; and

            WHEREAS, the parties wish to amend Schedule A to the Agreement to reflect the portion of the assets of the as a Covered Fund of the International Growth I Fund; and

            NOW, THEREFORE, in consideration of the mutual promises set forth herein, VALIC and the Sub-Adviser agree as follows:

            1. Schedule A Amendment. Schedule A to the Agreement is hereby amended to reflect that the Sub-adviser will manage a portion of the assets of the International Growth I Fund and shall be compensated on that portion. The revised Schedule A is also attached hereto.

            2. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

            3. Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unchanged and shall continue to be in full force and effect.

            4. Miscellaneous. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.

      IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

THE VARIABLE ANNUITY LIFE                 AMERICAN CENTURY GLOBAL INVESTMENT
INSURANCE COMPANY                         MANAGEMENT, INC.


By:    /s/ Evelyn M. Curran               By:    /s/ William M. Lyons
       ------------------------

Name:  Evelyn M. Curran                   Name:  William M. Lyons
       ------------------------                  -------------------------------

Title: Senior Vice President              Title: President
       ------------------------                  -------------------------------

                                   SCHEDULE A

                             Effective June 20, 2005



SUB-ADVISER shall manage a portion of the assets of the following Covered Funds and shall be compensated on that portion, as follows:

      Covered Funds                             Fee
      -------------                             ---

      International Growth I Fund         .65% on the first $250 million
                                          .55% on the next $250 million
                                          .50% over $500 million